EXHIBIT 10.1

            Executive Employee Salary Continuation Agreement between
                     Mound City Bank and Robert J. Just, Jr.



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                EXECUTIVE EMPLOYEE SALARY CONTINUATION AGREEMENT
                                       FOR
                               ROBERT J. JUST, JR.


     THIS AGREEMENT is made as of this 14th day of May, 1992, between Mound City Bank, a Wisconsin banking corporation (the "Company") and Robert J. Just, Jr. (the "Participant").

     WHEREAS, the Participant is an executive employee of the Company and as such has materially contributed to the Company's position, and

     WHEREAS, the Company wishes to establish this Agreement for purposes of promoting in the Participant the strongest interest in the successful operation of the Company and increased efficiency in his or her work and to provide the Participant benefits upon retirement, death, disability or other termination of employment, in consideration of services to be performed after the date of this Agreement but prior to his or her retirement.

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. Definitions.

     1.1 Administrative Committee. "Administrative Committee" shall mean the committee appointed pursuant to Section 4 of this Agreement.

     1.2 Age. "Age" shall mean the age of the person as of his or her last birthday.

     1.3 Change in Control. "Change in Control" shall mean the first to occur of any of the following events: (a) any person or entity becomes, subsequent to the date of this Agreement, the beneficial owner, directly or indirectly of 51% or more of the then issued and outstanding voting stock of the Company (and, for the purposes hereof, a person will be considered to be a beneficial owner of such stock if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power, which includes the power to vote or to direct the voting of such stock, or investment power, which includes the power to dispose or to direct the disposition of such stock), (b) the Company merges or consolidates with or reorganizes with or into any other corporation or corporations other than its affiliates or engages in any other similar business combination or reorganization, or (c) the Company sells, assigns or transfers all or substantially all of its business and assets, in one or a series of related transactions, except any such sales to affiliates.

     1.4 Disability. "Disability" shall mean, if the Participant is insured under a life insurance policy, the premiums for which are paid by the Company, and which policy contains a "waiver of premiums" benefit, the definition of total disability contained in the insurance policy. If the Participant is not insured under such a life insurance policy, the Company shall, in its complete and sole discretion, determine whether the Participant is disabled for the purposes of this Agreement.



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     1.5 Discharge for Cause.  "Discharge for Cause" shall mean the  termination
of  the   Participant's   employment   with  the  Company  because  of  (a)  the
Participant's willful and continued failure to substantially perform his or her duties (other than any such failure resulting from his or her incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him or her by the Company which specifically identifies the manner in which the Company believes he or she has not substantially performed his or her duties; (b) any willful act of misconduct by the Participant; (c) a criminal conviction of the Participant for any act involving the business and affairs of the Company or for any act involving dishonesty, breach of trust or a violation of the banking laws of the State of Wisconsin or the United States; (d) a criminal conviction of the Participant for commission of a felony; or (e) the removal of the Participant by a regulatory agency. For purposes of this definition, no act or failure to act on the Participant's part will be considered "willful" unless done or omitted by him or her not in good faith and without reasonable belief that his or her act or omission was in the best interest of the Company.

     1.6 Normal Retirement Date. "Normal Retirement Date" shall mean the first day of the month following the month in which the Participant reaches age 60.

     1.7 Termination of Employment. "Termination of Employment" shall mean the Participant's ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

     2. Eligibility.

     The Participant is eligible for the benefits provided herein in accordance with the terms of this Agreement upon the execution hereof.

     The Participant shall cease to be a Participant at Termination of Employment. However, the employment of the Participant shall not be deemed to be terminated by reason of an approved leave of absence granted in accordance with uniform rules applied in a non-discriminatory manner.

     3. Payment of Benefits.

     3.1 Benefits For Termination Upon Normal Retirement Date.

     Upon the Participant's Termination of Employment on the Normal Retirement Date for reasons other than death or Discharge for Cause, the Company shall pay to the Participant, as compensation for services rendered prior to such date, the sum of $40,000 per year, payable in monthly installments of $3,333 each, commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month until a total of 204 monthly payments are made to the Participant or the Participant's beneficiary per Section 3.6(b).



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     3.2 Benefits For Termination After Normal Retirement Date.

     Upon the Participant's Termination of Employment after the Normal Retirement Date for reasons other than death or Discharge for Cause, the Company shall pay to the Participant as compensation for services rendered prior to such date, the normal retirement benefit described in Section 3.1 above, increased by 5% per year or .416% for each month that the Participant's Termination of Employment is deferred beyond the Normal Retirement Date.

     3.3 Benefits Upon Disability.

     Upon the Participant's Termination of Employment prior to the Normal Retirement Date due to Disability, no separate provision is made for a disability benefit under this Agreement. However, in the event of such Participant's death while disabled prior to reaching the Normal Retirement Date, such Participant's beneficiary shall receive the survivor's benefits described in Section 3.5(a). In the event the Participant lives to the Normal Retirement Date, the Participant shall thereupon receive the normal retirement date benefit described in Section 3.1.

     3.4 Other Terminations of Employment.

          (a) Voluntary Termination of Employment prior to the Normal Retirement Date or Discharge for Cause at any time. Except as provided in subparagraph
     (c), upon the Participant's voluntary Termination of Employment prior to reaching the Normal Retirement Date, for reasons other than death or Disability, or upon the Participant's Discharge for Cause at any time, the Company shall not be obligated to pay any benefit to the Participant pursuant to this Agreement, and the Participant shall have no further right to receive any benefit hereunder.

          (b) Involuntary Termination of Employment prior to the Normal Retirement Date other than because of death, Disability or Discharge for Cause. Except as provided in subparagraph (c), upon the Participant's involuntary Termination of Employment prior to the Normal Retirement Date for reasons other than death, Disability, or Discharge for Cause, the Company shall pay to the Participant, as compensation for services rendered prior to such Termination of Employment, the sum of $40,000 per year, payable in monthly installments of $3,333 each, commencing on the first day of the month coincident with or next following the date of such Termination of Employment and continuing on the first day of each month thereafter until a total of 144 total monthly payments are made to the Participant or the Participant's beneficiary per Section 3.5(b). For purposes of this subsection 3.4(b), the Participant shall be deemed to have incurred an involuntary Termination of Employment covered by this subsection if he or she quits employment as a result of the Company's significantly lessening either his or her title, duties, responsibilities, compensation or altering his or her situs of employment, without his or her consent. The Participant's compensation shall be deemed to be significantly lessened if any cut-back is imposed except as a part of an overall cut-back applied proportionately to all of the Company's



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     management  employees  or if the  Participant  fails  to  receive  periodic increases substantially proportionate to and coincident with the increases granted to management employees.

          (c) Termination of Employment at or after a Change in Control. If a Participant incurs a voluntary or involuntary Termination of Employment prior to reaching the Normal Retirement Date, for reasons other than death, Disability or Discharge for Cause, but on or after the occurrence of a Change in Control, and in connection with such change, the Participant's title, duties, responsibilities or compensation is significantly lessened or his or her situs of employment is changed, without his or her consent, the Company shall pay to the Participant, as compensation for services rendered prior to such event, the sum of $40,000 per year, payable in monthly installments of $3,333 each, commencing on the first day of the month coincident with or next following the date of such Termination of Employment and continuing on the first day of the month thereafter until a total of 144 monthly payments are made to the Participant or the Participant's beneficiary per Section 3.5(b). For purposes hereof, the standards set forth in subparagraph (b) above with respect to what constitutes a significant lessening of compensation shall apply.

          (d) Limitations on Compensation.

               (i) In the event that the benefits payable to the Participant under Section 3.4(c) ("Severance Benefits"), or any other payments or benefits received or to be received by the Participant from the Company (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company or any corporation ("Affiliate") affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1954, as amended (the "Code"), in the opinion of tax counsel selected by the Company's independent auditors, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three (3) times the average of the annual compensation payable to the Participant by the Company (or an Affiliate) and includable in the Participant's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Company occurred ("Base Amount"), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Participant from the Company (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (A) the Participant shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 3.4(d), or (B) in the opinion of such tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of
          Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Company. The Base Amount shall include every type and form of compensation includable in the Participant's gross income in respect of his employment by the




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          Company (or an Affiliate),  except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code. For purposes of this Section 3.4(d), a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefits or any deferred cash payment shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

               (ii) The Participant shall have the right to request that the Company obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under
          Section 280G. If a ruling is sought pursuant to the Participant's request, no Severance Benefits payable under this Agreement shall be made to the Participant until after fifteen (15) days from the date of such ruling. For purposes of this Subsection 3.4(d)(ii), the Participant and the Company agree to be bound by the payments under
          Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided under Subsection 3.4(d)(i) with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen
          (15) days from the date of the Service's notice indicating that no ruling would be forthcoming.

               (iii) In the event that Section 280G, or any successor statute, is repealed, this Section 3.4(d) shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final Treasury Regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final Regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such Regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

          (e) Non-Competition Covenant and Termination of Benefits. The Participant agrees that during the three (3) year period after a
     Termination of Employment for which the Participant is receiving benefits pursuant to this Agreement, he shall not directly or indirectly, as agent, employee, officer, director, trustee, partner, proprietor or otherwise become engaged by, render advice or assistance to, or be employed on a compensated basis without the prior written consent of the Company by any person or entity which competes in Grant County, Wisconsin, with the business of the Company (a "Competitor"). The Participant acknowledges that these restrictions on competition are reasonable and are necessary to protect the interests of the Company.

     If following Participant's Termination of Employment pursuant to paragraph 3.4(b) or 3.4(c), Participant receives compensation, directly or indirectly, as agent, employee, consultant, partner or in any other capacity for services provided to or employment by any person or entity other than a Competitor, the benefits payable under this Agreement during any such month shall be reduced by amounts received by or to be paid to the Participant during such month by the other person or entity.


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     If after a Termination of Employment for which the Participant is receiving benefits pursuant to this Agreement, the Participant receives compensation, directly or indirectly, as agent, employee, consultant, partner or in any other capacity for services provided to or employment by a Competitor, all benefits
otherwise   payable  under  this  Agreement  shall  thereupon   cease,  and  the
Participant shall have no further right to receive any benefit hereunder.

     3.5 Survivorship Benefits.

          (a) Prior to commencement of normal retirement benefits. If a Participant dies while in the service of the Company or after a Termination of Employment due to Disability and while disabled, but prior to commencement of any benefit payments under this Agreement, the Company shall pay to the Participant's beneficiary a survivor's benefit of 204 equal monthly installments of $3,333 each commencing on the first day of the month after the Participant's death and continuing on the first day of each month thereafter until all such payments are completed. In the event a beneficiary dies before receiving all the survivor's benefit payments, the remaining payments shall be paid to the legal representative of the beneficiary's estate. Payment of the survivor's benefit shall relieve the Company of the obligation to pay any other benefit which the Participant would have otherwise received, under the terms of this Agreement.

          (b) After commencement of benefits. If the Participant dies after any benefit payments have commenced, but prior to receiving all of the scheduled number of monthly payments, the Company shall pay the remaining monthly payments to the Participant's beneficiary. In the event a beneficiary dies before receiving all the remaining payments, the then remaining payments shall be paid to the legal representative of the beneficiary's estate.

     3.6 Receipts of Payments: Designation of Beneficiary. All payments to be made by the Company shall be made to the Participant, if living. In the event of the Participant's death prior to the receipt of all benefit payments, all subsequent payments to be made under this Agreement shall be to the beneficiary or beneficiaries of the Participant. The Participant shall designate the beneficiary by filing a written notice of such designation with the Company in such form as the Company may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant's beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant's spouse, in the event of dissolution of marriage. If no designation shall be in effect at the time when any benefits payable under this Agreement shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the legal representative of the Participant's estate.

     4. Administration and Interpretation of this Agreement. The Board of Directors shall appoint an Administrative Committee consisting of three (3) or more persons to administer and interpret this Agreement. Interpretation by the Administrative Committee shall be final and binding upon the Participant. The


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Administrative  Committee  may adopt  rules  and  regulations  relating  to this
Agreement as it may deem necessary or advisable for the administration thereof, but may not reduce benefits without consent of the Participant.

     5. Claims Procedure. If the Participant or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under this Agreement for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within sixty (60) days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the Administrative Committee's decision shall be in writing, sent by mail to Claimant's last known address, and, if a denial of the claim, must contain the following information:

          (a) the specific reasons for the denial;

          (b) specific reference to pertinent provisions of this Agreement on which the denial is based; and

          (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

     6. Review Procedure.

          (a) A Claimant is entitled to request a review of any denial of his or her claim by the Administrative Committee. The request for review must be submitted in writing within sixty (60) days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his or her representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.

          (b) If the request for review by a Claimant concerns the interpretation and application of the provisions of this Agreement and the Company's obligations, then the review shall be conducted by a separate committee consisting of three (3) persons designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Agreement.

     7. Life Insurance and Funding. The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company he or she shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.


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     The rights of the  Participant,  or his or her beneficiary,  or estate,  to benefits under this Agreement shall be solely those of an unsecured creditor of the Company. Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of the Participant, his or her beneficiary, or his or her estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

     If this Agreement is funded through insurance on the life of the Participant, then in the event of such Participant's death during the first two
(2) years after the effective date of this Agreement, or if such Participant's death was a result of suicide or if such Participant made any material misstatement or failed to make a material disclosure of information in any documentation which the Participant is requested to complete in connection with this Agreement, then no death benefits under the terms of this Agreement will be payable, unless and to the extent that the Board of Directors of Company, in their absolute discretion, may otherwise determine.

     8. Assignment of Benefits. Neither the Participant nor any other beneficiary under this Agreement shall have any right to assign the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.

     9. Employment Not Guaranteed by Agreement. Neither this Agreement nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an Executive Employee or as an employee of the Company for any period.

     10. Taxes. The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

     11. Amendment and Termination. The Board of Directors may, at any time, amend or terminate this Agreement, provided that the Board may not reduce or modify any benefit in pay status to the Participant or beneficiary hereunder or any benefit that would become payable hereunder if the Participant were to have died or were to have been involuntarily terminated under Section 3.4(b) hereof on the day prior to such action by the Board, without the prior written consent of the Participant.

     The Company is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form. In the event of any changes in Federal law relating to and allowing the tax-free accumulation of earnings within a life insurance policy, the income tax-free payment of proceeds from life insurance policies or any other law which would result in a material adverse impact upon the Company's ability to perform its obligations under this Agreement, the Company shall have an option to terminate or modify this Agreement subject to the protections afforded Participant in the preceding paragraph above.



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     12.  Construction.  This Agreement shall be construed according to the laws of the State of Wisconsin.

     13. Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage prepaid, and addressed to the Company's office at 25 East Pine Street, Platteville, Wisconsin, 53818.

     14. Captions. The captions at the head of a section or paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.

     15. Severability. The invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and the remainder shall continue in full force and effect.

     16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Participant, and each of their successors, heirs, personal representatives and permitted assigns. No sale of substantially all of the Company's assets shall be made without the buyer expressly assuming the obligation of this Agreement. The Company further agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder are expressly assumed by the successor or successors.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.


ATTEST:                                  MOUND CITY BANK


/s/ David D. Jones                       /s/ Bernard A. Rosemeyer
                                         Its Vice President & Chairman
                                         of the Board

ATTEST:


/s/ John W. Meisel                       /s/ Robert J. Just, Jr.
                                         Robert J. Just, Jr., Participant




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